Exhibit 99.1

Dimension Therapeutics Reports Recent Corporate Progress and Second Quarter 2016

Financial Results

Ongoing Phase 1/2 trial DTX101 for hemophilia B clinical data expected later this year

Lead IMD program, DTX301 for OTC deficiency, progressing toward IND filing

Advancing broad inherited metabolic disease (IMD) portfolio with programs addressing citrullinemia type 1, phenylketonuria (PKU), and Wilson disease; activities supporting candidate selection ongoing

CAMBRIDGE, Mass., August 11, 2016 — Dimension Therapeutics, Inc. (NASDAQ:DMTX), a biopharmaceutical company advancing novel, adeno-associated virus (AAV) gene therapies targeting the liver, a key organ for human metabolism, today reported financial results for the second quarter ended June 30, 2016, and provided an update on the company’s recent corporate progress.

“As an early clinical-stage company, we continue to enhance our robust portfolio and scientific platform, applying deep expertise in rare genetic diseases, AAV gene therapy, and mammalian vector manufacturing to diseases of the liver,” said Dr. Annalisa Jenkins, MBBS, FRCP, Chief Executive Officer of Dimension. “During the second quarter, we advanced our seven program pipeline and made important progress on the build out of our manufacturing capabilities. In the coming months, we anticipate filing the IND for DTX301 for OTC deficiency and expect initial data from our ongoing phase 1/2 trial of DTX101 in Hemophilia B. Dr. Alex Fotopoulos also joined the company to lead GMP technical operations and quality, further supporting the operationalization of our state-of-the-art non-GMP facility in Woburn.”

Recent Highlights and Additional Milestones

- Inherited Metabolic Disease (IMD) Programs -

•	Advanced lead IMD candidates - DTX301 for OTC deficiency, DTX401 for GSDIa, DTX601 for citrullinemia type I, DTX501 for PKU, and DTX701 for Wilson disease:

•	DTX301: Received unanimous approval from the National Institutes of Health’s Recombinant DNA Advisory Committee (RAC) for Dimension’s Phase 1/2 study protocol for DTX301 (June 2016).

•	Presented results from preclinical studies at the 8th European Conference on Rare Diseases & Orphan Products (ECRD) (May 2016).

•	IND filing and initiation of the clinical trial anticipated in 2H 2016.

•	DTX401: Lead candidate advancing in IND-enabling studies.

•	DTX601, DTX501, DTX701: Ongoing preclinical translational research activities with the University of Pennsylvania (PENN) to support selection of development candidates for citrullinemia type 1, phenylketonuria (PKU), and Wilson disease.

- Hemophilia Programs -

•	DTX101: Conducting multi-center Phase 1/2 study for DTX101, Dimension’s lead product candidate for adult patients with moderate/severe to severe hemophilia B.

•	Presented data from preclinical studies at the American Society for Gene and Cell Therapy (ASGCT) Annual Meeting (May 2016) and the 21st Congress of the European Hematology Association (EHA) (June 2016).

•	Clinical data from the Phase 1/2 trial expected in the second half of 2016.

•	DTX201: Currently in IND-enabling studies in collaboration with Bayer for treatment of moderate/severe to severe hemophilia A.

•	Presented preclinical findings at the ASGCT and EHA conferences.

- Operations and Partnerships -

•	State-of-the-art laboratories and office space in Woburn, MA, became operational in June 2016.

•	Facilities producing non-GMP material in support of advanced preclinical and IND-enabling activities, enabling seamless technology transfer to CMO partners.

•	Appointed Alexandros Fotopoulos, Senior Vice President, Technical Operations.

•	In July 2016, entered strategic partnership agreement with Aptuit LLC to support GLP IND-enabling studies for select rare disease programs at Dimension.

Second Quarter 2016 Financial Results

•	Cash Position: Cash and cash equivalents as of June 30, 2016, were $104.7 million, compared with $127.0 million on December 31, 2015. Based on its current operating plan to fund seven programs, the company expects its existing cash and cash equivalents, payments received in connection with its collaboration agreement with Bayer and borrowing capacity under its loan and security agreement with Silicon Valley Bank will enable it to fund its operating expenses and capital expenditure requirements through Q1 2018.

•	Revenue: For the quarter ended June 30, 2016, Dimension recognized $2.4 million of revenue associated with our collaboration agreement with Bayer, compared to $1.7 million for the same period in 2015. The increase was due to services performed in connection with our performance obligations under the collaboration agreement with Bayer.

•	R&D Expenses: Research and development expenses for the quarter ended June 30, 2016, were approximately $11.2 million, compared to $9.4 million for the same period in 2015. The increase was primarily due to increased expenditures in advancing preclinical development and early clinical development of DTX301 (OTC deficiency) and manufacturing activity and early clinical development of DTX401 (GSDIa), offset by decreased expenditures in DTX101 (hemophilia B) as we transitioned from pre-clinical studies and manufacturing activities to clinical studies.

•	G&A Expenses: General and administrative expenses were $3.2 million for the quarter ended June 30, 2016, compared to $2.3 million for the same period in 2015. The increase was primarily due to increased personnel-related costs (including $0.4 million stock-based compensation), as a result of hiring additional full-time employees to support growth in operations, finance and human resources, increased professional fees associated with the costs of operating as a public company and costs related to general operations.

•	Net Loss: For the quarter ended June 30, 2016, the company reported a net loss of $(12.1) million, or $(0.49) per share, compared to a net loss of $(10.0) million, or $(2.57) per share, for the same period in 2015.

About Dimension Therapeutics, Inc.

Dimension Therapeutics, Inc. (NASDAQ: DMTX) is the leader in discovering and developing new therapeutic products for people living with devastating rare diseases associated with the liver, based on the most advanced, mammalian adeno-associated virus (AAV) gene delivery technology. Dimension is actively progressing its broad pipeline, which features programs addressing unmet needs for patients suffering from inherited metabolic diseases, including OTC deficiency, GSDIa, citrullinemia type 1, PKU, Wilson disease, a collaboration with Bayer in hemophilia A, and a wholly owned clinical program in hemophilia B. The company targets diseases with readily identifiable patient populations, highly predictive preclinical models, and well-described, and often clinically validated, biomarkers. Founded in 2013, Dimension maintains headquarters in Cambridge, Massachusetts.

For more information, please visit http://www.dimensiontx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the progress of Dimension’s portfolio and lead programs, the occupation of Dimension’s new facilities, the potential productivity of Dimension’s ongoing collaborations, and the regulatory progress of Dimension’s product candidates and programs. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Dimension’s product candidates, including its lead candidate, DTX101, will not successfully be developed or commercialized; and the risks described under the caption “Risk Factors” in Dimension Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Dimension Therapeutics’ additional filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Dimension Therapeutics undertakes no duty to update this information unless required by law.

DIMENSION THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$104,651	$127,047
Accounts receivable	1,319	143
Prepaid expenses and other current assets	3,707	2,740

Total current assets	109,677	129,930
Property and equipment, net	7,924	3,339

Total assets	$117,601	$133,269

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$586	$1,555
Accrued expenses and other current liabilities	5,468	3,715
Amounts due to related parties	—	522
Deferred revenue	7,405	6,835
Notes payable	1,350	574

Total current liabilities	14,809	13,201
Deferred revenue, net of current portion	13,123	13,670
Notes payable, net of discount and current portion	3,823	759
Other liabilities	533	56

Total liabilities	32,288	27,686

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized at June 30, 2016 and December 31, 2015; zero shares issued or outstanding at June 30, 2016 and December 31, 2015.	—	—
Common stock, $0.0001 par value; 150,000,000 shares authorized as of June 30, 2016 and December 31, 2015; 25,027,918 and 25,008,227 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively.	2	2
Additional paid-in capital	158,115	156,775
Accumulated deficit	(72,804)	(51,194)

Total stockholders’ equity	85,313	105,583

Total liabilities and stockholders’ equity	$117,601	$133,269

DIMENSION THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$2,371	$1,742	$4,577	$3,336

Operating expenses:
Research and development	11,240	9,359	20,045	14,866
General and administrative	3,236	2,329	6,177	3,782

Total operating expenses	14,476	11,688	26,222	18,648

Loss from operations	(12,105)	(9,946)	(21,645)	(15,312)
Interest income (expense), net	6	(25)	35	(49)

Net loss and comprehensive loss	(12,099)	(9,971)	(21,610)	(15,361)
Accretion of convertible preferred stock to redemption value	—	(4)	—	(23)

Net loss attributable to common stockholders	$(12,099)	$(9,975)	$(21,610)	$(15,384)

Net loss per share attributable to common stockholders — basic and diluted	$(0.49)	$(2.57)	$(0.87)	$(3.98)

Weighted average common shares outstanding — basic and diluted	24,899,479	3,881,288	24,885,823	3,867,352

This selected financial information should be read in conjunction with the unaudited, condensed consolidated financial statements and notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

CONTACT:

Jean Franchi

Chief Financial Officer

Dimension Therapeutics

617-714-0709

jean.franchi@dimensiontx.com

Burns McClellan, on behalf of Dimension Therapeutics

Media: Justin Jackson

212-213-0006, ext.327

jjackson@burnsmc.com

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